UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 23, 2021

PARDES BIOSCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-40067	85-2696306
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2173 Salk Avenue, Suite 250

PMB#052

Carlsbad, CA 92008

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: 415-649-8758

FS Development Corp. II

900 Larkspur Landing Circle, Suite 150

Larkspur, CA 94939

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	PRDS	The Nasdaq Global Market

☒ Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐ If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 7.01. Regulation FD Disclosure.

On December 23, 2021, Pardes Biosciences, Inc. (f/k/a FS Development Corp. II), a Delaware corporation (the “Company”), completed the transactions contemplated by the Agreement and Plan of Merger, dated as of June 29, 2021, among the Company, Orchard Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (“Merger Sub”), Pardes Biosciences Sub, Inc., a Delaware corporation (f/k/a Pardes Biosciences, Inc., “Old Pardes”), and Shareholder Representative Services LLC, as amended November 7, 2021 (as amended, the “Merger Agreement”). Pursuant to the Merger Agreement, Merger Sub merged with and into Old Pardes, with Old Pardes surviving the merger as a wholly-owned subsidiary of the Company.

As a result of the business combination, the Company received gross proceeds of approximately $274 million, prior to transaction expenses, which includes cash proceeds of approximately $199 million from the Company’s trust account (after redemptions of approximately $2.4 million) and $75 million from PIPE investors led by Foresite Capital, an affiliate of FS Development Corp. II, RA Capital Management, Frazier Life Sciences, funds and accounts advised by T. Rowe Price Associates, Inc., GMF Capital LLC, EcoR1 Capital, Monashee Investment Management LLC, as well as strategic investor, Gilead Sciences.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PARDES BIOSCIENCES, INC.

By:	/s/ Uri Lopatin
Name:	Uri Lopatin
Title:	Chief Executive Officer, President and Director

Date: December 23, 2021

2